EXHIBIT 10.3

EXECUTIVE EMPLOYEE AGREEMENT

THIS AGREEMENT made as of this 21st day of April, 1994 by and between First Citizens National Bank, a national bank with its principal location in Dyersburg, Tennessee (the "Bank"), First Citizens Bancshares, Inc., a registered bank holding company with its principal location in Dyersburg, Tennessee ("Bancshares") (collectively referred to herein as "Company") and Jeffrey Dean Agee of Dyersburg, Tennessee (the "Executive").

WITNESSETH

WHEREAS, the company recognizes the value of the Executive's services and desires to insure the Executive's continued employment with the Company; and

WHEREAS, the Executive wishes to continue in the employment of the Company; and

WHEREAS, the Company and the Executive mutually desire that their employment relationship be set forth under the terms of a written employment agreement;

NOW, THEREFORE, in consideration of the foregoing and of the promises and mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which hereby acknowledged, the parties hereto do hereby agree as follows:

  Employment. The Company agrees to continue to employ the Executive, and the Executive agrees to continue to serve and be employed by the Company, on the terms and conditions, set forth herein.

  Term of Employment. The employment of the Executive by the Company as provided under Section 1 shall commence on the effective date hereof and end on April 21, 1996, unless further extended or sooner terminated as hereinafter provided. On April 21, 1995, and on April 21 of each year thereafter, the term of the Executive's employment hereunder shall be automatically extended one (1) additional year, unless prior to the date of such automatic extension the Company shall have delivered to the Executive or the Executive shall have delivered to the Company written notice that the term of the Executive's employment hereunder shall not be extended. In the event the Executive's employment hereunder is not extended by the Company, such failure to extend shall be deemed termination pursuant to paragraph 6(d) of this Agreement and the Company shall send the Executive a Notice of Termination as provided for in Section 6(a) (vii).

  Position and Duties. The Executive shall serve as Vice President and Chief Financial Officer of the Company with responsibilities and authority as may from time to time be assigned to him by the Boards of Directors of the Company. The Executive shall devote substantially all of his working time and efforts to the business affairs of the Company.

  Place of Performance. In connection with the Executive's employment hereunder, the Executive shall be based at the Company's principal offices located in Dyersburg, Tennessee, subject to reasonable travel on the business of the Company.

  Compensation and Benefits. In consideration of the Executive's performance of his duties hereunder, the Company shall provide the Executive with the following compensation and benefits during the term of his employment hereunder.

    Base Salary. The Company shall pay to the Executive an aggregate base salary at a rate of not less than Forty-two-Thousand Five Hundred dollars ($42,500.00) per annum, in equal bi-weekly installments as nearly as practicable upon the 15th and 30th of each calendar month, in arrears. Such base salary may be increased from time to time by the Compensation Committee in accordance with the normal business practices of the Company and, if so increased, shall not thereafter during the term of the Executive's employment hereunder be decreased.

    Compensation of the Executive by base salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit program of the Company. Such base salary payments (including increases thereto) shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company with respect to such base salary.

    Performance Bonus. The Company shall pay to the Executive with respect to each fiscal year during the term of the Executive's employment hereunder, a performance bonus in accordance with Schedule A attached hereto and by reference made a part hereof. Such bonus shall be paid to the Executive within 45 days after the end of each fiscal year.

    Expenses. The Company, as applicable, shall promptly reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in his performance of services hereunder, including all such expenses of travel and living expense while away from home on business of the Company, provided that such expenses are incurred, accounted for and documented in accordance with the regular policies and procedures established by the Company from time to time.

    Employee Benefits. The Executive shall be entitled to continue to participate in all Bank employee benefit plans and arrangements in effect on the date hereof in which the Executive participates, (including but not limited to the group health-and-accident, and medical insurance plans) as such plans may continue or be altered by the Company Boards of Directors from time to time at the Boards' discretion.

    Vacation. The Executive shall be entitled to vacation in each calendar year during the term of this Agreement, in accordance with the Company's vacation policies, as well as to all paid holidays provided by the Company to its employees.

    Services. The Company shall furnish the Executive with office space, secretarial and administrative assistance, and such other facilities and services as shall be suitable to his position and adequate for the performance of his duties hereunder.

    Life Insurance. During the term of this Agreement, the Executive will be eligible to participate in the Split Dollar Plan maintained by the Company according to the terms and conditions of the Amended and Restated Split Dollar Agreement dated December 27, 2007 by and between the Company and the Executive. The Executive's participation in the Split Dollar Plan shall replace his participation in any and all policies heretofore purchased and maintained by the Company to provide death benefits for the Executive of his assigns, including Great West Life Policy Number 8680048.

  Compensation and Benefits in the Event of Termination. In the event of the termination of the Executive's employment by the Company during the term of this Agreement, compensation and benefits shall be paid as set forth below.

    Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

      "Cause" shall mean (A) the conviction of the Executive or the rendering of a final judgment against the Executive by a court of competent jurisdiction which is not subject to further appeal for the willful and continued failure by the Executive to substantially perform his duties under this Agreement, the Company's policies, or federal and/or state law (other than any such failure resulting from his Disability); which breach of duty has materially adversely affected the safety and soundness of the Company; or (B) the Executive's conviction of a felony which is not subject to further appeal. For purposes of this subparagraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission is in the best interest of the Company.

      "Change in Control" shall mean either:

        the acquisition, directly or indirectly, by any person or group of persons of shares in the Bank or Bancshares, which when added to any other shares the beneficial ownership by an person(s) of ten percent (10%) of such stock or which would require prior notification under any federal or state banking law or regulation; or

        the occurrence of any merger, consolidation or reorganization to which the Bank or Bancshares is a party and to which the Bank or Bancshares (or an entity controlled thereby) is not a surviving entity, or the sale of all or substantially all of the assets of the Bank or Bancshares.

        For purposes of this subparagraph (ii), the definition of "person" shall be as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934.

      "COBRA" shall mean Title I, Part 6 or ERISA.

      "Compensation" shall mean the total compensation paid to the Executive as reported or reportable in his W-2 Forms from Bank and Bancshares for that year.

      "Coincident with" shall mean any time within six months prior to the acquisition of shares of Bank or Bancshares described in 7(a)(ii) of this Agreement, or the regulatory approval required under such section, whichever comes first.

      "Date of Termination" shall mean: (A) if the Executive's employment is terminated by reason of his death, his date of death; (B) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties as provided under subparagraph (vi) of this paragraph (a); or (C) if the Executive's employment is terminated by action of either party for any other reason, the date specified in the Notice of Termination.

      "Disability" shall mean a condition that results in the Executive's (i) being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or, (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "Notice of Termination" shall mean a written notice which shall include the specific termination provision under this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment. Any purported termination of the Executive's employment hereunder by action of either party shall be communicated by delivery of a Notice of Termination to the other party. Any purported termination of the Executive's employment hereunder which is not effected in accordance with the foregoing shall be ineffective for purposes of the Agreement.

      "Retirement" shall mean termination of the Executive's employment pursuant to the Company's regular retirement policy applicable to the position held by the Executive at the time of such termination.

    Termination by Company Not for Cause Prior to a Change of Control. In the event the Executive's employment hereunder is terminated by action of the Company without cause at least six (6) months before a Change of Control, the Executive shall be entitled to receive payments under this Agreement as though the Agreement was in effect through the end of the period set forth in Section 2 hereof without further automatic extensions. The Executive acknowledges that such payments serve as total satisfaction of the Executive's claim under this Agreement.

    Termination By the Company at Anytime for Cause or by the Executive Prior to a Change in Control. In the event the Executive's employment hereunder is terminated (A) by action of the Company for Cause either before, coincident with, or after a Change in Control; (B) by action of the Executive prior to a Change in Control; (C) by reason of the Executive's death, Disability or retirement prior to a Change in Control, the following compensation and benefits shall be paid and provided the Executive (or his beneficiary):

      The Executive's base salary provided under paragraph (a) of Section 5 through the last day of the month in which the Date of Termination occurs, at the annual rate in effect at the time Notice of Termination is given (or death occurs), to the extent unpaid prior to such Date of Termination;

      The pro rata portion of any bonus under paragraph (b) Section 5 which has been earned prior to the Date of Termination, to the extent unpaid prior to such date and for the year of termination, the Executive shall be paid a pro rata bonus amount as provided in Section 5(b) based on the Company's financial performance for that year prior to the Executive's Date of Termination;

      Any benefits to which the Executive (or his beneficiary) may be entitled as a result of such termination (or death), under the terms and conditions of the pertinent plans or arrangements in effect at the time of the Notice of Termination under paragraph (d) of Section 5; and

      Any amounts due the Executive with respect to paragraph (c) or paragraph (e) of Section 5 as of the Date of Termination.

    Termination by Company Not For Cause Coincident With or Following a Change In Control or by the Executive Coincident With or Following a Change in Control. In the event the Executive's employment hereunder is terminated (A) by action of the Executive coincident with or following a Change in Control including the Executive's death, Disability or retirement, or (B) by action of the Company not for cause coincident with or following a Change in Control, the Company shall pay and provide the Executive the compensation and benefits stipulated under subparagraph (c) immediately above; provided, however, in addition thereto, the following compensation and benefits shall be paid and provided the Executive:

    The Bank shall pay to the Executive in a lump sum, in cash, within thirty (30) days following the Date of Termination, an amount equal to two (2) times the Compensation paid in the preceding calendar year, or scheduled to be paid to the Executive during the year of the Notice of Termination, whichever is greater, plus an additional amount sufficient to pay United States income tax on the lump sum amount so paid; provided, however, that if the lump sum payment under this section, either alone or together with other payments which the Executive has the right to receive from the Company, would constitute a "parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), such lump sum severance payment shall be reduced to the largest amount as will result in no portion of the lump sum severance payment under this Section 6 being subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction in the lump sum severance payment under this section, pursuant to the foregoing provision shall be made by the Company in good faith.

    Continuation of Benefits. Following the termination of the Executive's employment hereunder, the Executive shall have the right to continue in the Company's group health insurance plan and other Company benefit program as may be required by COBRA or any other federal or state law or regulation.

    Compensation During Disability.  In the event of the Executive's failure to satisfactorily perform his duties hereunder on a full-time basis by reason of his incapacity due to physical or mental illness (as determined by the Executive's regular attending physician) for any period not otherwise constituting Disability as defined under subparagraph (vi) of paragraph (a) of this Section 6, the Executive's employment hereunder shall not be deemed terminated and he shall continue to receive the compensation and benefits provided under Section 5 in accordance with the terms thereof.

  Non-Disclosure. During the term of his employment hereunder, or at any time thereafter, the Executive shall not disclose or use (except in the course of his employment hereunder) any confidential or proprietary information or data of the Company or any of their subsidiaries or affiliates regardless of whether such information or data is embodied in writing or other physical form.

  Withholding. Any provision of this Agreement to the contrary notwithstanding, all payments made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other provisions to the end that they have sufficient funds to pay all taxes required by law to be withheld in respect of any or all such payments.

  Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail, or personally delivered to the party entitled thereto, at the address stated below or to such changed address as the addressee may have given by a similar notice:

  To the Company:                    First Citizens National Bank
                                                P.O. Box 370
                                                Dyersburg, Tennessee  38025-0370

  To the Executive:                    Jeffrey Dean Agee
                                                2406 East Court Street
                                                Dyersburg, Tennessee  38024

  Successors: Binding Agreement. The Bank or Bancshares shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank or Bancshares, by agreement in the form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. For purposes of this Agreement, "Bank" and "Bancshares" shall mean the Company as defined above, and any successor to their business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

  This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, except to the extent otherwise provided under this Agreement, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee, or if there be no such designee, to the Executive's estate.

  Modification, Waiver or Discharge. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and an authorized officer of the Company. No waiver by either party hereto at anytime of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof had been made by either party which are not expressly set forth in this Agreement; provided, however, that this Agreement shall not supersede or in any way limit the right, duties or obligations that the Executive or the Company may have under any other written agreement between such parties, under any employee pension benefit plan or employee welfare benefit plan as defined under ERISA and maintained by the Company, or under any established personnel practice or policy applicable to the Executive.

  Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee.

  Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which latter provisions shall remain in full force and effect.

  Miscellaneous.

    No Adequate Remedy At Law. The Company and the Executive recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and the Executive hereby agree and consent that the other shall be entitled to decree of specific performance, mandamus, or other appropriate remedy to enforce performance of such agreements.

    Non-Assignability. No right, benefit, or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or setoff in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect. Any of the foregoing to the contrary notwithstanding, this provision shall not preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable after his death, and shall not preclude the legal representative of the Executive's estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, applicable to his estate.

    Primary Obligor on Contract. Bank and Bancshares, although jointly and severally liable for all payments under this Agreement, between themselves, acknowledge that Bank is the primary obligor and is primarily responsible for fulfilling the financial obligations of this Agreement. In the event Bank is unable, for regulatory or financial reasons, to fulfill the obligations under this Agreement, the terms of the Agreement shall become the primary obligation of Bancshares. Nothing in this paragraph shall be deemed to bar the Executive from recovering under this Agreement from either Bank or Bancshares if the Agreement is breached by either Bank or Bancshares.

  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Executive and the Company (by action of their duly authorized officers) have executed this Agreement on the date first above written.

FIRST CITIZENS BANCSHARES, INC.

By:            /s/ Stallings Lipford
              Chairman of the Board

ATTEST:    /s/ Mary Jane Hicks

FIRST CITIZENS NATIONAL BANK, INC.

By:            /s/ Stallings Lipford
            Chairman of the Board

ATTEST:    /s/ Mary Jane Hicks

EXECUTIVE

By:          /s/ Jeffrey Dean Agee
              Jeffrey Dean Agee

ATTEST:    /s/ Mary Jane Hicks